Exhibit 99.1

Release: Immediate Contact: Jeffrey Lettes (editorial/media) (408) 563-5161	Carolyn Schwartz (investment community) (408) 748-5227

APPLIED MATERIALS FIRST FISCAL QUARTER 2003
ORDERS TO BE BELOW TARGET

SANTA CLARA, Calif., January 31, 2003 — Applied Materials, Inc., the world’s largest supplier of wafer fabrication solutions to the semiconductor industry, today announced that it expects its orders for the first fiscal quarter ending January 26, 2003 to be below the target provided during its fourth fiscal quarter earnings conference call on November 13, 2002.

First quarter orders are now expected to be approximately 35 percent below the fourth quarter level, compared with the previously announced target of 20 percent below the fourth quarter level. New orders for the Company’s fourth quarter of fiscal 2002 were $1.56 billion.

“Due to ongoing economic weakness and geopolitical uncertainties, customers deferred capital expenditures, causing a larger order shortfall than expected,” said James C. Morgan, chairman and chief executive officer of Applied Materials.

The Company announced on its November 13, 2002 earnings conference call that its target for the first fiscal quarter of 2003 was for revenue to decrease at least 20 percent from fourth quarter results of $1.45 billion. The Company also announced on its November conference call that it expected to remain profitable operationally but would incur a small loss due to a restructuring charge associated with the reduction in force announced on November 4, 2002 and other costs. The pre-tax restructuring charge is now expected to be approximately $100 million.

Applied Materials will be discussing its first fiscal quarter results, along with its outlook for the second fiscal quarter of 2003, on its regularly scheduled conference call on February 11, 2003, beginning at 1:30 p.m. Pacific Standard Time. A webcast of the conference call will be available to all interested parties on Applied Materials’ Web site at http://www.appliedmaterials.com under the “Investors” section.

This press release contains certain forward-looking statements including, but not limited to, those relating to first fiscal quarter orders, revenue, operating profitability and a restructuring charge. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied. Risks and uncertainties include, but are not limited to: possible adjustments to financial results as Applied Materials closes its financial records for the first quarter, possible charges that might be taken to financial results for the first quarter, and possible changes in the size and components of the restructuring charge.

Applied Materials (Nasdaq: AMAT), the world’s largest supplier of products and services to the global semiconductor industry, is one of the world’s leading information infrastructure providers. Applied Materials enables Information for Everyone™ by helping semiconductor manufacturers produce more powerful, portable and affordable chips.

Applied Materials’ Web site is http://www.appliedmaterials.com.